INDEPENDENT AUDITORS' CONSENT




We consent to the incorporation by reference in all currently effective Registration Statements of ConAgra, Inc. on Form S-3 and on Form S-8 (including any Post Effective Amendments thereto) filed on or before August 24, 1995, of the reports of Deloitte & Touche LLP dated July 28, 1995, included in and incorporated by reference in the Annual Report on Form 10-K of ConAgra, Inc. for the year ended May 28, 1995.







DELOITTE & TOUCHE LLP

Omaha, Nebraska
August 24, 1995